Exhibit 99.1

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2004

CHARLOTTE, NORTH CAROLINA, October 21, 2004 – Nucor Corporation (NYSE: NUE) announced today record earnings and sales for the first nine months and the third quarter of 2004. Nucor’s earnings for the third quarter of 2004 exceeded the previous record annual earnings. Net earnings per share and average shares outstanding for all periods reflect a two-for-one stock split effective in October 2004.

Nucor’s consolidated net earnings for the first nine months of 2004 were $780.1 million ($4.90 per diluted share), compared with $42.2 million ($0.27 per diluted share) in the first nine months of 2003. Consolidated net earnings for this year’s third quarter were $415.4 million ($2.59 per diluted share), compared with $16.0 million ($0.10 per diluted share) in the third quarter of 2003 and $251.4 million ($1.58 per diluted share) in the second quarter of 2004. The record quarterly results are primarily attributable to higher average selling prices and increased margins, accompanied by the successful integration of the coiled plate mill in Tuscaloosa, Alabama and the cold rolling mill in Decatur, Alabama.

In the first nine months of 2004, Nucor’s consolidated net sales increased 80% to $8,287.8 million, compared with $4,604.7 million in last year’s first nine months. Average sales price per ton increased 61% while total tons shipped to outside customers increased 12% from the first nine months of 2003. In the third quarter of 2004, Nucor’s consolidated net sales increased 102% to $3,239.6 million, compared with $1,604.0 million in the third quarter of 2003 and increased 17%, compared with $2,761.8 million in the second quarter of 2004. Average sales price per ton increased 87% from the third quarter of 2003 and increased 16% from the second quarter of 2004. Total tons shipped to outside customers increased 8% from the third quarter of 2003 and increased 1% from the second quarter of 2004.

The average scrap and scrap substitute cost per ton used increased 73% from $130 in the first nine months of 2003 to $225 in the first nine months of 2004, and increased 81% from $137 in the third quarter of 2003 to $248 in the third quarter of 2004.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $223.4 million in the first nine months of 2004 (including a LIFO charge of $25.4 million for Nucor-Yamato Steel Company, of which Nucor owns 51%), compared with a charge of $39.5 million in the first nine months of 2003 (including a LIFO charge of $8.7 million for Nucor-Yamato Steel Company). In the third quarter of 2004, the LIFO charge was $124.1 million (including a LIFO charge of $6.1 million for Nucor-Yamato Steel Company), compared with a charge of $26.6 million in the third quarter of 2003 (including a LIFO charge of $6.2 million for Nucor-Yamato Steel Company).

During the first nine months of 2004, Nucor revised estimates for environmental reserves as additional information was obtained, reducing environmental reserves by $9.8 million, compared with a reduction of $8.1 million in the first nine months of 2003. In the third quarter of 2004 and 2003, Nucor reduced estimates for environmental reserves by $10.3 million and $5.0 million, respectively.

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR	REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2004 (Continued)

Pre-operating and start-up costs of new facilities decreased to $21.3 million in the first nine months of 2004, compared with $91.5 million in the first nine months of 2003. For the third quarter of 2004, pre-operating and start-up costs were $4.5 million compared with $31.3 million in the third quarter of 2003. In 2004, these costs primarily related to the continuing start-up of the Castrip® facility at our sheet mill in Crawfordsville, Indiana. In 2003, these costs primarily related to the start-up of the sheet mill in Decatur, Alabama (formerly Trico Steel Company, LLC) and the Castrip facility.

In the first nine months of 2004, Nucor established records in the steel mills segment for steel production, total steel shipments and steel sales to outside customers. Steel production was 15,153,000 tons, compared with 13,015,000 tons produced in the first nine months of 2003, an increase of 16%. Total steel shipments increased 14% to 15,018,000 tons in the first nine months of 2004, compared with 13,189,000 tons in last year’s first nine months. Steel shipments to outside customers increased 12% to 13,674,000 tons in the first nine months of 2004, compared with 12,155,000 tons in last year’s first nine months. In the steel products segment, steel joist production during the first nine months of 2004 increased to 396,000 tons, compared with 378,000 tons in the first nine months of 2003. Steel deck sales increased to 271,000 tons in the first nine months of 2004, compared with 266,000 tons in last year’s first nine months. Cold finished steel sales increased to 211,000 tons, compared with 182,000 tons in the first nine months of 2003.

Nucor had an effective tax rate of 35.4% in the first nine months of 2004 compared with 17.3% in the first nine months of 2003 and 6.1% for the year 2003, and had an effective tax rate of 34.6% in the third quarter of 2004 compared with 15.3% in the third quarter of 2003. The increase in the effective tax rate is primarily due to the effect of increased pre-tax earnings in 2004, partially offset by resolution of certain tax issues in the third quarter of 2004.

Due to a temporary market imbalance and traditional seasonal and holiday factors, we expect that fourth quarter total steel shipments will be lower than the third quarter. Fourth quarter shipments will also be impacted by scheduled shut-downs at many of our facilities for regular maintenance and new equipment installations that were postponed from earlier quarters. We expect average sales prices and margins to decrease slightly in the fourth quarter from the record highs established in the third quarter. Nonetheless, we anticipate that underlying demand will remain strong and earnings will be in the range of $1.85 to $2.05 per diluted share in the fourth quarter of 2004, compared to $.13 per diluted share in the fourth quarter of 2003. We expect to see the strong business conditions experienced in 2004 continue through 2005.

Our fourth quarter earnings estimate includes the expectation that scrap prices will remain high, resulting in a LIFO charge of $124 million, similar to the expense incurred in the third quarter. Interim LIFO charges are based on estimates of inventory prices and quantities at year-end. These estimates will likely differ from actual amounts, and such differences may be significant.

Nucor is the largest steel producer in the United States and is the nation’s largest recycler. Nucor and affiliates are manufacturers of steel products, with operating facilities in fourteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing.

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2004 (Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Although the Company believes they are based on reasonable assumptions, there can be no assurance that future events will not affect their accuracy. Such events include, among others, the sensitivity of the results of Nucor’s operations to prevailing steel prices and changes in the supply and cost of raw materials, including scrap steel; general economic conditions and the timing of the recovery of the non-residential construction market; market demand for steel products; availability and costs of electricity, natural gas and raw materials; U.S. and foreign trade policies affecting steel imports or exports; and significant changes in governmental regulations affecting environmental compliance. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s third quarter results on October 21, 2004 at 2:00 pm eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations/Investor Information.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except per share data)

	Nine Months (39 Weeks) Ended		Three Months (13 Weeks) Ended
	Oct. 2, 2004	Oct. 4, 2003	Oct. 2, 2004	Oct. 4, 2003
NET SALES	$8,287,830	$4,604,743	$3,239,592	$1,604,011

COSTS, EXPENSES AND OTHER:
Cost of products sold	6,683,803	4,393,428	2,433,518	1,532,857
Marketing, administrative and other expenses	318,978	130,626	131,573	44,497
Interest expense, net	17,831	19,983	5,053	6,369
Minority interests	60,347	16,783	34,061	6,198
Other income	(1,596)	(7,135)	—	(4,834)

	7,079,363	4,553,685	2,604,205	1,585,087

EARNINGS BEFORE
INCOME TAXES	1,208,467	51,058	635,387	18,924
Provision for income taxes	428,400	8,829	220,000	2,902

NET EARNINGS	$780,067	$42,229	$415,387	$16,022

NET EARNINGS PER SHARE:
Basic	$4.93	$0.27	$2.62	$0.10
Diluted	$4.90	$0.27	$2.59	$0.10

AVERAGE SHARES OUTSTANDING:
Basic	158,094	156,412	158,796	156,488
Diluted	159,347	156,659	160,229	156,746

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2004 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	Oct. 2, 2004	Dec. 31, 2003
Assets
CURRENT ASSETS:
Cash and short-term investments	$758,152	$350,332
Accounts receivable	1,048,238	572,479
Inventories	950,594	560,396
Other current assets	178,027	137,353

Total current assets	2,935,011	1,620,560

PROPERTY, PLANT AND EQUIPMENT	2,825,446	2,817,135

OTHER ASSETS	124,959	54,658

	$5,885,416	$4,492,353

Liabilities and stockholders' equity
CURRENT LIABILITIES:
Accounts payable	$565,616	$329,863
Federal income taxes payable	169,353	—
Salaries, wages and related accruals	293,870	91,187
Accrued expenses and other current liabilities	251,941	208,545

Total current liabilities	1,280,780	629,595

LONG-TERM DEBT DUE AFTER ONE YEAR	923,550	903,550

DEFERRED CREDITS AND OTHER LIABILITIES	400,617	439,852

MINORITY INTERESTS	165,849	177,279

STOCKHOLDERS' EQUITY:
Common stock	73,587	36,427
Additional paid-in capital	125,580	117,399
Retained earnings	3,367,874	2,641,708
Unearned compensation	(392)	—

	3,566,649	2,795,534
Treasury stock	(452,029)	(453,457)

Total stockholders' equity	3,114,620	2,342,077

	$5,885,416	$4,492,353

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2004 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months (39 Weeks) Ended
	Oct. 2, 2004	Oct. 4, 2003
Operating activities:
Net earnings	$780,067	$42,229
Adjustments:
Depreciation	291,805	273,903
Gain on sale of facility and equipment	(1,596)	—
Impairment of assets	13,200	—
Deferred income taxes	(52,900)	13,800
Minority interests	60,345	16,775
Changes in (exclusive of acquisitions and dispositions):
Current assets	(832,629)	(64,388)
Current liabilities	631,457	90,768
Other	5,568	(5,433)

Cash provided by operating activities	895,317	367,654

Investing activities:
Capital expenditures	(198,007)	(147,610)
Investment in affiliates	(68,550)	(18,640)
Disposition of plant and equipment	2,813	354
Acquisitions (net of cash acquired)	(169,646)	(34,941)
Other investing activities	—	(6,742)

Cash used in investing activities	(433,390)	(207,579)

Financing activities:
Repayment of long-term debt	—	(16,000)
Proceeds from long-term debt	20,000	25,000
Issuance of common stock	46,769	4,533
Distributions to minority interests	(71,775)	(60,737)
Cash dividends	(53,901)	(46,936)
Termination of interest rate swap agreement	4,800	—

Cash used in financing activities	(54,107)	(94,140)

Increase in cash and short-term investments	$407,820	$65,935

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com